================================================================================

                           SCHEDULE 14A INFORMATION
                                (Rule 14a-101)
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

             IMPERIAL CREDIT COMMERICAL MORTGAGE INVESTMENT CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
                (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------
Notes:

             IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORP.
                       11601 Wilshire Blvd., Suite 2080
                         Los Angeles, California 90025
                                (310) 231-1280

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held June 18, 1999

  The Annual Meeting of Stockholders of IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORP., a Maryland corporation (the "Company"), will be held at the Marriott Hotel, located at 3635 Fashion Way, Torrance, California 90503, on June 18, 1999, at 10:00 a.m. Pacific Daylight Time.

  The Annual Meeting of the Stockholders of the Company is being held for the following purposes:

    1. To elect a Board of Directors to serve for the ensuing fiscal year;

    2. To consider and act upon a proposal to ratify the appointment of KPMG LLP as the independent accountants of the Company for the year ending December 31, 1999; and

    3. To transact such other business as may properly come before the meeting.

  Only holders of Common Stock of record at the close of business on April 15, 1999 (the "Record Date") will be entitled to vote at the meeting.

  Your proxy card is enclosed. You are cordially invited to attend the meeting, but if you do not expect to attend, or if you plan to attend but desire the proxy holders to vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. The giving of this proxy will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy promptly to avoid the expense of additional proxy solicitation.

                                          For the Board of Directors

                                          /s/ H. Wayne Snavely

                                          H. WAYNE SNAVELY
                                          Chairman

Dated: May 19, 1999

        [LOGO OF IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORP.]

                               ----------------

                                PROXY STATEMENT

                               ----------------

                         FOR ANNUAL MEETING TO BE HELD
              JUNE 18, 1999, AT 10:00 A.M. PACIFIC DAYLIGHT TIME

  The Board of Directors of Imperial Credit Commercial Mortgage Investment Corp. (the "Company") is soliciting the accompanying proxy for use at the 1999 Annual Meeting of Stockholders to be held on June 18, 1999 at 10:00 a.m. Pacific Daylight Time at the Marriott Hotel, located at 3635 Fashion Way, Torrance, California 90503 (the "Meeting"). The approximate mailing date for this proxy statement and the enclosed proxy is May 19, 1999. If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted FOR the election of the seven nominees for Director named herein and FOR the ratification of the appointment of KPMG LLP as the Company's independent accountants for the year ending December 31, 1999. Any proxy given may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing of such revocation, by giving another proxy bearing a later date, or by attending and voting in person at the Meeting.

  An Annual Report to Stockholders is being mailed together with this Proxy Statement to all stockholders entitled to vote at the meeting. The Annual Report to Stockholders is neither part of this Proxy Statement nor incorporated by reference herein.

  The cost of this solicitation of proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, will be borne by the Company. Solicitations will be made by mail. In addition, the officers and regularly engaged employees of the Company's Manager, Imperial Credit Commercial Asset Management Corp., may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of Common Stock of the Company.

  Holders of Common Stock of record at the close of business on April 15, 1999 will be entitled to vote at the Meeting and any adjournments thereof. There were 28,500,000 shares of Common Stock, $.0001 par value per share, outstanding as of that date. Each share is entitled to one vote (including one vote for each director to be elected, without cumulative voting) and a majority of the shares of Common Stock outstanding is necessary to constitute a quorum for the Meeting. The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of a director. The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is necessary for any other matter that properly may come before the meeting, unless more than a majority of votes cast is required by statute or by the Company's Amended and Restated Articles of Incorporation and amendments thereto (the "Charter"). Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for Proposals 1 and 2, although they will count toward the presence of a quorum.

  The Board knows of no other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the best judgment of the persons named as proxies therein.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  The Company's Directors are elected annually to serve until the next annual meeting of stockholders and thereafter until their successors are elected. The Company's Charter and Bylaws provide for a Board of Directors to be no fewer than the minimum number required by Maryland law and no more than nine, of which a majority are to be otherwise unaffiliated with the Company (the "Independent Directors"). The Company's Bylaws give the Board of Directors the authority to establish, increase or decrease the number of directors. The size of the Company's Board of Directors is currently set at seven. No proxy will be voted for more than seven nominees for Director.

  Unless otherwise directed by stockholders, the proxy holders will vote all shares represented by proxies held by them for the election of the maximum number of the following nominees, all of whom are now members of and constitute the Company's Board of Directors. The Company is advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a Director of the Company prior to the voting, the proxy holders will refrain from voting for the unavailable nominee or will vote for a substitute nominee in the exercise of their best judgment.

  The Board recommends a vote FOR the election of the nominees as directors of the Company.

Information Concerning Nominees

  The following table sets forth certain information concerning the nominees of the Company:

           Name             Age            Position With The Company
           ----             ---            -------------------------
   H. Wayne Snavely(2)..... 57  Chairman of the Board of Directors
   Kevin E. Villani(1)..... 51  Vice Chairman of the Board of Directors
   Mark S. Karlan.......... 40  President and Chief Executive Officer, Director
   Patric H.
    Hendershott(2)......... 60  Independent Director
   Joseph A. Jaconi,
    Jr.(1)................. 54  Independent Director
   Louis H. Masotti(1)..... 64  Independent Director
   Kenneth A. Munkacy(2)... 44  Independent Director

--------
(1) Member of Audit Committee.

(2) Member of Compensation Committee.

  H. WAYNE SNAVELY has been Chairman of the Board of Directors of the Company since its inception in July 1997. Mr. Snavely has been Chief Executive Officer of Imperial Credit Industries, Inc. ("Imperial Credit", Nasdaq: ICII) since December 1991 and President since February 1996. From 1986 to February 1992, Mr. Snavely served as Executive Vice President of Imperial Bancorp and Imperial Bank. From 1983 through 1986, Mr. Snavely was employed as Chief Financial Officer of Imperial Bancorp and Imperial Bank. Mr. Snavely served as a director of Imperial Bank until 1998. Mr. Snavely is Chairman of the Board of Directors of Franchise Mortgage Acceptance Company (Nasdaq: FMAX).

  KEVIN E. VILLANI has been Vice Chairman of the Board of Directors of the Company since its inception in July 1997. Mr. Villani is currently the Executive Vice President of Finance of Imperial Credit and President and CEO of Imperial Credit Asset Management. He has been a director of Imperial Credit since 1997. Mr. Villani served as CFO of Imperial Credit from 1995 until his promotion to his current position in July of 1998. From 1993 to 1996, Mr. Villani was the Associate Professor of Clinical Finance and Real Estate for the University of Southern California. From 1985 to 1990, he was the Executive Vice President and Chief Financial Officer for Imperial Corporation of America. From 1982 to 1985, he served in various senior executive capacities at the Federal Home Loan Mortgage Corporation. From 1975 to 1982, he served as Financial Economist, the Director for the Division of Housing and Finance Analysis, and the Deputy Assistant Secretary for the Office of Economic

Affairs and Chief Economist for the Department of Housing and Urban Development. From 1974 to 1975, he was an economist for the Federal Reserve Bank of Cleveland. Mr. Villani has also served as a consultant to the World Bank and USAID on banking, housing, finance and privatization.

  MARK S. KARLAN has served as a member of the Board of Directors of the Company and as its President and Chief Executive Officer since its inception in July 1997. From March 1998 to April 1999, Mr. Karlan served as a Director of On Stage Entertainment, Inc., a company to which the Company has made a loan. From 1990 to 1997, Mr. Karlan was a private real estate investor managing all aspects of approximately $100 million of real estate transactions including the acquisition, financing, leasing and sale of office, retail, industrial and residential assets. From 1984 to 1990, Mr. Karlan served in the acquisition group of JMB Realty Corporation, most recently as Senior Vice President. Mr. Karlan acquired for institutional clients more than one hundred commercial properties including shopping centers, office buildings, apartment complexes and hotels located throughout the United States and Canada, with a gross asset value exceeding $6 billion. Mr. Karlan had full responsibility for negotiating, structuring and analyzing all assets he acquired for JMB, including valuation and credit analyses and cash flow projections. Mr. Karlan's primary focus was larger portfolio acquisitions. In 1987, Mr. Karlan led the 100 person JMB acquisition team during the $5 billion leveraged acquisition of the Cadillac Fairview, Inc. real estate company. In 1987, Mr. Karlan became the youngest partner of JMB. Mr. Karlan received a Bachelor of Arts degree in Economics, magna cum laude, from Harvard College in 1980 and was awarded a John Harvard Scholarship for academic achievement of the highest distinction. Mr. Karlan received a Master of Business Administration degree with second year honors from the Harvard Business School and a Juris Doctor degree, cum laude, from the Harvard Law School, both in 1984.

  PATRIC H. HENDERSHOTT has been a Director of the Company since September 1997. Dr. Hendershott holds the Galbreath Chair in Real Estate at Ohio State University where he has been Professor of Finance since 1981. From 1969 to 1981, Dr. Hendershott was a Professor of Economics and Finance at Purdue University where he was Chairman of the Economics Group from 1971 to 1974. Dr. Hendershott was an Assistant Professor of Economics at Northwestern University from 1967 to 1969, and he was a Research Economist at the Federal Reserve Board from 1964 to 1967. He has served as a consultant to major national and international organizations including the World Bank from 1991 to 1993, the U.S. government Accounting Office from 1982 to 1990 and the National Swedish Institute for Building Research since 1991. Dr. Hendershott has been a Research Associate at the National Bureau of Economic Research since 1979 and he was the Director of Housing and Real Estate Finance Research at Price Waterhouse from 1994 to 1997. His honors and awards include the George Bloom Award for Outstanding Contributions to the Field of Real Estate in 1992, Fellow of the Homer Hoyt Advanced Studies Institute since 1991, Academic Fellow of the Urban Land Institute since 1990, Fulbright Senior Research Scholar in 1989, President of the American Real Estate and Urban Economics Association in 1985 and has been a Member of the Fulbright Senior Awards Committee since 1995. Dr. Hendershott has written more than one hundred articles in academic and professional journals on real estate and mortgage finance, and he currently serves on the editorial boards of seven finance and real estate journals. Dr. Hendershott received a Ph.D. in Economics from Purdue University in 1965.

  JOSEPH A. JACONI, JR. has been a Director of the Company since September 1997. Mr. Jaconi has been involved in the real estate development industry in California since 1971. Mr. Jaconi began the development of real property for his own account in 1976, completing projects such as the Wilshire-Grand Building, a 16 story office building in downtown Los Angeles; the Marina Business Center, a 400,000 square foot office and business park in Marina Del Rey; the Village Del Amo, a 30 acre retail and office building project in Torrance; redevelopment projects at Corte Madera Mall and Garden Grove Mall totaling 400,000 square feet; and the 100 acre Bakersfield Airport Business Center. From 1971 to 1976, Mr. Jaconi practiced law and specialized in real estate development, representing clients such as Carter Hawley Hale Stores, Inc., Ernest W. Hahn, Inc., Security Pacific National Bank, Barclay-Curci Investment Company, Transpacific Development Company, Business Properties and Real Property Resources. Mr. Jaconi received a Bachelor of Arts degree from the University of Santa Clara in 1966 and he received a Juris Doctor degree from the University of Southern California School of Law in 1969.

  LOUIS H. MASOTTI has been a Director of the Company since September 1997. Dr. Masotti serves as President of Louis H. Masotti, Ltd., a management, real estate and urban development consulting firm. Between 1992 and June 1998, Dr. Masotti was Professor of Management and Urban Development in the Graduate School of Management at the University of California, Irvine, where he also served as the Director of the Program in Real Estate Management. From 1970 to 1992, Dr. Masotti was Professor of Management and Urban Development at the Kellogg Graduate School of Management at Northwestern University, and between 1989 and 1992, Dr. Masotti also taught real estate and urban development courses as a Visiting Professor at the Anderson Graduate School of Management at UCLA and at Stanford Business School. In 1985, Dr. Masotti founded the Kellogg Center for Real Estate Research at Northwestern University and served as its Director until 1992. From 1970 to 1980, Dr. Masotti served as the Director of the Center for Urban Policy Research at Northwestern. Dr. Masotti has authored and edited 14 books and published many articles on real estate, urban development and public policy issues. His views are often quoted in the national media, including The Wall Street Journal, Barron's, The New York Times, Business Week, Time and Newsweek. His honors and awards include Fellow of the Homer Hoyt Advanced Studies Institute since 1993 and Senior Fulbright Fellow in 1969. Dr. Masotti has served as a director of Samuel Zell's Manufactured Home Communities Inc. REIT since 1993, and he served from 1993 to 1996 as a director of the Tucker Company REIT, both listed on the NYSE.
Dr. Masotti earned his Bachelor of Arts degree at Princeton University in 1956 and he received a Ph.D. degree in political science from Northwestern University in 1964.

  KENNETH A. MUNKACY has been a Director of the Company since September 1997. Mr. Munkacy is the Managing Director of TrizecHahn Asia-Pacific, a subsidiary of TrizecHahn, a NYSE listed commercial real estate company. Mr. Munkacy is responsible for TrizecHahn's investment and development activities in Asia. From 1994 to 1997, Mr. Munkacy served as President of Koll Asia Pacific, an affiliate of the Koll Real Estate Group. From 1989 to 1994, Mr. Munkacy was a Senior Vice President and partner of Golub & Co, a Chicago based real estate investment and development company, and he served from 1987 to 1989 as the Director of Development and Acquisitions for Xerox Realty Corp., a Xerox subsidiary with an $850 million real estate portfolio. Mr. Munkacy was the Director of Development Services and a partner at Halcyon Real Estate Advisors from 1981 to 1987. Mr. Munkacy has published articles on commercial real estate in The Real Estate Finance Journal, Real Estate Review and Urban Land, and his real estate perspectives have been quoted in The Wall Street Journal, Real Estate Finance & Investment, Journal of Property Management, Commercial Property News and Real Estate Forum. He has lectured on real estate investing at Harvard, Wharton, Stanford, Northwestern, the University of Texas at Austin, and the Urban Land Institute. Mr. Munkacy received a Bachelor of Arts degree in Economics-Government from Franklin and Marshall College in 1976 and a Masters of City Planning from the University of Pennsylvania in 1981.

  There are no family relationships between any of the directors or executive officers of the Company.

  All Directors are elected at each annual meeting of the Company's stockholders until the next annual meeting of stockholders and until their successors are duly elected and qualify. Replacements for vacancies occurring among the Independent Directors will be elected by a majority vote of the remaining Directors, including a majority of the Independent Directors.

Committees and Attendance at Board Meetings

  Four regular quarterly meetings and five special meetings of the Board of Directors were held in 1998. Each Director attended all meetings held by (i) the Board of Directors and (ii) those committees of the Board of Directors on which such Director served, except that one Director did not attend one of the special meetings of the Board of Directors.

  The Audit Committee, established by the Board of Directors on September 22, 1997, consists of three (3) directors, Messrs. Jaconi, Masotti and Villani, and reviews the scope of auditing activities performed by the Company's independent accountants. Mr. Jaconi is Chairman of the Audit Committee. The Audit Committee met twice in 1998.

  The Compensation Committee, established by the Board of Directors on September 22, 1997, consists of three (3) directors, Messrs. Hendershott, Munkacy and Snavely, and is primarily responsible for reviewing and approving the Company's general compensation policies for the Company's officers and the granting of options under the 1997 Stock Option Plan. Dr. Hendershott is Chairman of the Compensation Committee. The Compensation Committee met twice during 1998.

  The Board of Directors presently has no nominating committee.

Compensation of Directors

  The Company pays an annual director's fee to each Independent Director of $20,000, paid in quarterly installments, with no additional fee for the first four meetings of the Board of Directors. Each Independent Director also receives a fee of $1,000 for each additional meeting of the Board of Directors or committee thereof attended in person or by telephone by such Independent Director. In addition, an annual fee of $2,000 is paid to any Independent Director who serves as chair of any committee of the Board. On December 14, 1998, each Independent Director other than Mr. Jaconi received a non-qualified option to purchase 15,000 shares of Common Stock, and Mr. Jaconi received a non-qualified option to purchase 45,000 shares of Common Stock, with the Company obligated to repurchase for $30,000 a portion of Mr. Jaconi's option covering 30,000 shares if he so requests on or before December 13, 1999. Each option generally is first exercisable in three equal installments of 5,000 shares (except, in the case of Mr. Jaconi if he does not exercise his right to have the Company repurchase a portion of his option as described above, 15,000 shares each) on December 14th of the years 1999, 2000 and 2001. The exercise price of these options is $9.00 per share and they expire on December 14, 2008.

  Each director who is also an employee of the Company, Imperial Credit or Imperial Credit Commercial Asset Management Corp., a California corporation wholly-owned by Imperial Credit that serves as the manager of the Company (the "Manager"), is not paid any director's fees but may receive options. Accordingly, Messrs. Snavely, Villani and Karlan do not receive directors' fees for serving as Directors. On December 14, 1998, Mr. Snavely, the Chairman of the Board, was granted an option to purchase 129,375 shares of the Company's Common Stock, Mr. Villani, the Vice Chairman of the Board, was granted an option to purchase 129,375 shares of Common Stock and Mr. Karlan was granted an option to purchase 258,750 shares of Common Stock. Each option generally is first exercisable in equal annual installments on December 14th of the years 1999, 2000 and 2001. The exercise price of these options is $9.00 per share and they expire on December 14, 2008.

  All Directors are reimbursed for their costs and expenses in attending all meetings of the Board of Directors.

                            EXECUTIVE COMPENSATION

  The executive officers of the Company have been elected by the Company's Board of Directors to fulfill the responsibilities set forth in the Company's Bylaws. Such executive officers are also executive officers of the Manager. The executive officers receive cash compensation and typical employee benefits from the Manager and stock option compensation from the Company in the form of Company stock options under the 1997 Stock Option Plan.

  The Company does not otherwise pay a salary, bonus or other compensation to its executive officers, nor does it have any long-term incentive programs other than the 1997 Stock Option Plan. The Manager, at its expense, provides all personnel necessary to conduct the regular business of the Company. The Manager receives various fees for advisory and other services performed under the Management Agreement between the Company and the Manager. A description of the Management Agreement between the Company and the Manager and the fees paid by the Company thereunder is included below under the caption "Certain Relationships and Related Transactions--Management Agreement."

  The following table sets forth information regarding compensation paid by the Company to the Company's executive officers. None of the Company's executive officers earned more than $100,000 in total annual salary and bonus from the Company.

                                                           Long-Term
                                                         Compensation
                                                       -----------------
                                                       Shares Underlying
           Name and Principal Position            Year   Stock Options   Other
           ---------------------------            ---- ----------------- -----
Mark S. Karlan, President and Chief Executive
 Officer(1), (2)................................. 1998      258,750       --
                                                  1997      517,500       --
Michael Meltzer, Chief Financial Officer and
 Treasurer(1), (3)............................... 1998       74,500       --
                                                  1997          --        --
Norbert M. Seifert, General Counsel, Senior Vice
 President and Secretary(1), (4)................. 1998       34,500       --
                                                  1997       69,000       --
Daniel J. Occelli, Former Senior Vice
 President(5), (6)............................... 1998       34,500       --
                                                  1997       34,500       --

--------
(1) Options granted on December 14, 1998 can be separated into two parts, (i) an incentive stock option for 33,333 shares of Common Stock exercisable in three equal installments of 11,111 shares on or after December 14 of the years 1999, 2000 and 2001, and (ii) a non-qualified stock option for the number of shares of Common Stock described in (2), (3) and (4) below, exercisable on or after December 14 of the Years 1999, 2000 and 2001.
(2) Includes non-qualified stock options granted on December 14, 1998 for 225,417 shares of Common Stock exercisable in three equal installments of 75,139 shares. Includes a 1997 grant of (i) incentive stock options for 6,666 shares of Common Stock exercisable on or after October 16, 1998 and
    (ii) non-qualified stock options for 510,834 shares (13,332 of which were originally granted as incentive stock options) of Common Stock of which 165,834 shares are exercisable on or after October 16, 1998 and 172,500 shares each are exercisable on or after October 16, 1999 and 2000.
(3) Includes non-qualified stock options granted on December 14, 1998 for 1,167 shares of Common Stock exercisable in three equal installments of 389 shares. Includes non-qualified stock options granted on March 25, 1998 for 40,000 shares (19,998 of which were originally granted as incentive stock options) of Common Stock exercisable in installments of 13,333 shares on or after March 25, 1999 and 2000 and 13,334 shares on or after March 25, 2001.
(4) Includes non-qualified stock options granted on December 14, 1998 for 1,167 shares of Common Stock exercisable in three equal installments of 389 shares. Includes a 1997 grant of (i) incentive stock options for 6,666 shares of Common Stock exercisable on or after October 16, 1998 and (ii) non-qualified stock options for 62,234 shares (13,332 of which were originally granted as incentive stock options) of Common Stock of which 16,334 shares are exercisable on or after October 16, 1998 and 23,000 shares each are exercisable on or after October 16, 1999 and 2000.
(5) Includes non-qualified stock options granted on March 25, 1998 for 34,500 shares of Common Stock exercisable in three equal installments of 11,500 shares on or after March 25, 1999, 2000 and 2001. Includes a 1997 grant of
    (i) incentive stock options for 19,998 shares of Common Stock exercisable in three equal installments of 6,666 shares on or after October 16, 1998, 1999 and 2000, and (ii) non-qualified stock options for 14,502 shares of Common Stock exercisable in three equal installments of 4,834 shares on or after October 16, 1998, 1999 and 2000.
(6) Mr. Occelli is no longer affiliated with the Company. His employment with the Manager ended on February 1, 1999.

Stock Option Plan

  The Company adopted on October 16, 1997, and its then sole stockholder approved, the Imperial Credit Commercial Mortgage Investment Corp. 1997 Stock Option Plan (as amended to date, the "Plan") under which the Compensation Committee of the Board or the Board (the "Committee") is authorized to grant options to purchase shares of Common Stock ("Options"). The maximum aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Options granted during the term of the Plan is 7,500,000. As of December 31, 1998, the Company had granted Options for 3,024,250 shares of Common Stock at a price of $15.00 per share and 849,000 shares of Common Stock at a price of $9.00 per share. These grants include 1,691,250 shares to the Manager and 2,182,000 shares primarily to executive officers and Directors of the Company. In general, one third of each of the options is exercisable on each of the first three anniversaries of the date of grant, and any Options that have not been exercised within 10 years of the date of grant will automatically expire. In the event of a change-in-control of the Company or the Manager, as defined in the Plan, all Options become fully exercisable.

 Eligibility and Awards

  All employees (including officers), Directors and others providing services to the Company, as well as the Manager and employees (including officers) and directors of the Manager (collectively, the "Eligible Recipients"), are eligible to receive Options at the discretion of the Committee. The Committee is authorized to determine which Eligible Recipients shall receive Options, and the terms and conditions on which Options shall be granted, but not less than 30% of the total number of shares of Common Stock subject to Options granted as of any date shall have been granted to employees of the Manager (the "Manager Reserve"), and at least one-third of such Manager Reserve shall have been granted to the President of the Manager. Options granted pursuant to the Plan are and may be either nonqualified stock options or incentive stock options. Options granted pursuant to the Plan generally are not transferable except that, to the extent permitted by the Committee, a grantee may transfer Options to members of his immediate family (including spouse, parents, children and siblings) and the Manager may transfer its Options to any other Eligible Recipient. Grants of Options under the Plan to persons or entities other than executive officers and Directors of the Company may result in a charge against the Company's earnings for financial reporting purposes under Generally Accepted Accounting Principles ("GAAP"). Any such charge to earnings will be recognized in the appropriate period.

 Exercise Price and Exercisability

  The exercise price of all Options is and will be not less than 100% of the fair market value of the Common Stock subject to the Options on the date of grant. Options generally become exercisable not earlier than one year following the date of award or as otherwise determined by the Committee at the time of the award. The exercise price of an Option may be paid by any one or more of the following: (i) cash or its equivalent, (ii) shares of Common Stock, (iii) cancellation of any indebtedness owed by the Company, (iv) a full-recourse promissory note, if approved by the Committee, (v) a "cashless" exercise pursuant to a sale through a broker of all or a portion of the shares covered by the Option or (vi) by making payment with shares of Common Stock simultaneously acquired on exercise of the Option pursuant to procedures approved by the Committee.

 Termination of Employment

  If an Eligible Recipient's affiliation with the Company is terminated for cause, all of such Eligible Recipient's unexercised Options will terminate immediately upon such termination. If an Eligible Recipient terminates his affiliation with the Company voluntarily, all of such Eligible Recipient's unexercised Options will terminate thirty days after the date of such termination. Except as otherwise determined by the Committee, if an Eligible Recipient has a termination of affiliation because of death or permanent disability or for any other reason (other than a voluntary termination or a termination for cause), all of such Eligible Recipient's unexercised Options may be exercised by the Eligible Recipient or his beneficiary or legal representative, to the extent such Options are or become exercisable in accordance with their terms, for up to one year after the later of (i) the date of such Eligible Recipient's termination of affiliation or (ii) the date the Options first become exercisable, but in no event later than the expiration of the Option term.

 Amendment and Termination

  The Board generally may amend the Plan at any time, except that approval by the Company's stockholders will be required for any amendment that increases the aggregate number of shares of Common Stock that may be issued pursuant to the Plan, that materially changes the class of persons eligible to receive such Options, that extends the maximum Option term, that decreases the exercise price of any Option to less than the fair market value of the Common Stock on the date of grant or that materially increases benefits accruing to the participants under the Plan. Shares of Common Stock subject to Options that expire, are terminated or otherwise are surrendered to the Company will be available for issuance in connection with future awards under the Plan. No Option term may exceed ten years from the date of grant, and no Option grant may be made under the Plan after the tenth anniversary of the date the Plan was adopted by the Board. In 1998, the Board amended the Plan to provide for accelerated exercisability in the event of a change-in-control of the Company or the Manager and to make certain technical amendments.

Option Grants

  The following table sets forth stock options granted during 1998 to the executive officers receiving such grants under the Company's 1997 Stock Option Plan. The Plan does not provide for stock appreciation rights.

 Option Grants in Fiscal Year Ended December 31, 1998

                                        Individual Grants of Stock Options
                         ----------------------------------------------------------------
                            Number of    Percentage of
                             Shares         Options    Exercise              Grant Date
                           Underlying      Granted to    Price   Expiration Present Value
      Name               Options Granted  Employees(1) ($/Share)    Date       ($)(2)
      ----               --------------- ------------- --------- ---------- -------------
Mark S. Karlan..........     258,750         45.7%      $ 9.00    12/14/08    $188,888

Michael Meltzer.........      74,500         13.2%          (3)         (3)   $ 73,585

Norbert M. Seifert......      34,500          6.1%      $ 9.00    12/14/08    $ 25,185

Daniel J. Occelli(4)....      34,500          6.1%      $15.00     3/25/08    $ 41,745

--------
(1) The percentage reflected relates to all Options granted to employees of the Manager who are either officers of the Company or whose time is devoted substantially to the Company. There were a total of 914,500 Options granted during 1998, a total of 90,000 of which were granted to Independent Directors and a total of 258,750 of which were granted to Messrs. Snavely and Villani, each a Director but not an officer of the Company.

(2) The value has been calculated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 13.30%, risk-free interest rate of 4.70%, expected life of five years and expected volatility of 33.00%. The derived fair value of the options granted during 1998 was approximately $0.73 per share for Options issued at $9.00 per share and $1.21 per share for Options issued at $15.00 per share.

(3) An Option to purchase up to 40,000 shares of Common Stock at $15.00 per share was granted to Mr. Meltzer on March 25, 1998 which expires on March 25, 2008 and an additional Option to purchase up to 34,500 shares of Common Stock at $9.00 per share was granted to Mr. Meltzer on December 14, 1998 which expires on December 14, 2008.

(4) Mr. Occelli is no longer affiliated with the Company.

Year-End Option Values

                                           Year-End Option Values
                             ---------------------------------------------------
                                 Number of Shares      Value of Unexercised In-
                               Underlying Options at       the-Money Options at
   Name(2)                     December 31, 1998 (#)       December 31, 1998(1)
   -------                   ------------------------- -------------------------
                             Exercisable Unexercisable Exercisable Unexercisable
                             ----------- ------------- ----------- -------------
Mark S. Karlan..............   172,500      603,750        --         $97,031

Michael Meltzer.............      none       74,500        --          12,938

Norbert M. Seifert..........    23,000       80,500        --          12,938

Daniel J. Occelli(3)........    11,500       57,500        --             --

--------
(1) The value of unexercisable, in-the-money Options is the difference between the exercise price of the Options ($9.00) and the closing price for the Company's Common Stock as of December 31, 1998 ($9.375).

(2) None of the executive officers exercised Options during 1998.

(3) Mr. Occelli is no longer affiliated with the Company.

Compensation Committee Interlocks and Insider Participation

  The Company's Compensation Committee consists of Messrs. Hendershott, Munkacy and Snavely.

  H. Wayne Snavely, Chairman of the Board of the Company, is also Chairman of the Board, Chief Executive Officer and President of Imperial Credit Industries, Inc., the company which owns 100% of the issued and outstanding stock of the Manager. See "Certain Relationships and Related Transactions-- Other Relationships with Affiliates; Conflicts of Interest."

Report of the Compensation Committee

  The Committee sets and administers the compensation policies underlying the Company's grants of Options under the 1997 Stock Option Plan, as amended, which is the Company's arrangement for executive officer compensation. The Committee's overall executive compensation philosophy is to provide performance-based variable compensation which allows total compensation to fluctuate according to the Company's earnings and the value received by stockholders. Targeted levels of executive compensation through Option awards, as a percentage of shares outstanding, are set at percentages that the Committee believes to be approximately consistent with the median practice of others in the Company's industry for the chief executive officer and for the executive officer group. The ultimate compensation to be realized from such awards is contingent upon the Company's performance, as reflected in the market price of the Company's Common Stock. The Committee's executive compensation decisions are subject to review by the Company's Board of Directors.

  The Company's grants of Options link the compensation of the chief executive officer and other executives of the Company with corporate performance, aligning the financial interests of its executives with those of its stockholders. This is designed to put the Company in a competitive position to attract and retain key executives and motivate their performance.

  In evaluating competitive industry practice to determine Option awards, the Committee considers industry survey data and studies provided by an independent compensation consultant, Towers Perrin. Data considered by the Committee for its Option grants at the time of the Company's initial public offering in 1997 included Towers Perrin's review of IPO-related stock option grants, making comparisons to the option grants of ten REITs that had recently conducted initial public offerings, and to eleven other mortgage-based REITs. The Towers Perrin review concluded that the grants to executives were consistent with industry practice; the grant to the chief executive officer was near the median of industry practice, and the grants to the other four executives of the Company and the Manager were at or slightly below median industry practice.

  During 1998, as a result of competitive pressures in the hiring and retention of key executives, the Committee recommended and the full Board approved a new Option grant to twelve executives, and cancelled and re-issued Options for five other executives (none of whom are the executive officers included in the Executive Compensation tables) who had been hired after the initial public offering. In making these awards, the Committee considered and reviewed a newly prepared report of Towers Perrin, its independent compensation consultant, which concluded that the 1998 awards were reasonable and appropriate in light of the Company's current situation.

  In considering the relevant factors as they bore on Company performance, including the sudden and sustained erosion in stock value following the initial public offering and fundamental and possibly long-term changes in valuations within the mortgage REIT sector, the Committee approved a 1998 award of Options covering 258,750 shares for its chief executive officer, Mark
S. Karlan.

  The Committee believes the 1998 awards are in line with the overall compensation program and the objectives of the Committee and the Board of Directors to put the Company's compensation of its executive officers at risk dependent upon the Company's financial performance.

  Section 162(m) was added to the Internal Revenue Code as part of the Omnibus Budget Reconciliation Act of 1993. Section 162(m) limits the deduction for compensation paid to the chief executive officer and the other executive officers, to the extent that compensation of a particular executive exceeds $1,000,000, unless such compensation is performance-based. Regulations to implement this limitation were finalized on December 20, 1995. Based upon a review of the regulations, the Committee believes that the compensation paid in 1998 to the Company's executive officers will be deductible. The Committee considers the deductibility of the compensation paid or awarded as a factor in its compensation programs and seeks guidance as necessary with respect thereto so that the Company may continue to attract and retain key individuals while preserving to the extent feasible the deductibility to the Company of amounts paid as compensation.

  The Committee believes that its overall executive compensation program will be successful in providing competitive compensation appropriate to attract and retain highly qualified executives, and also to provide an incentive for optimal executive performance, in the interest of preserving and increasing stockholder value.

                                          COMPENSATION COMMITTEE

                                          Patric H. Hendershott
                                          Kenneth A. Munkacy
                                          H. Wayne Snavely

Stockholder Return Performance Presentation

  The following performance graph compares total stockholders return on the Common Stock since October 17, 1997, the date of commencement of trading in the Company's Common Stock, with the NASDAQ Composite Index and an index of mortgage REITs prepared by Bloomberg ("BBG REIT Mortgage Index", Symbol:
BBREMTG). The BBG REIT Mortgage Index is comprised of infinite life mortgage REITs having a market capitalization of $15 million or greater and 75% or more of their respective assets invested in CMO securitizations and/or mortgage loans. The BBG REIT Mortgage Index consists of American First Mortgage, Annaly Mortgage Management, Inc., Anthracite Capital, Inc., Apex Mortgage Capital, Inc., Capstead Mortgage Corporation, Chastain Capital Corporation, Clarion Commercial Holdings, Inc., CRIIMI MAE Inc., Dynex Capital, Inc., Impac Commercial Holdings, Inc., Impac Mortgage Holdings, Inc., Laser Mortgage Management Inc., Redwood Trust, Inc., and Thornburg Mortgage Asset Corporation. The Company is not included in the BBG REIT Mortgage Index but holds an assets profile similar to the entities included in the BBG REIT Mortgage Index.

  The graph assumes that the shares of the Company's Common Stock were bought at the initial public offering price of $15.00 per share and that the value of the investment in each of the Company's Common Stock and the indices was $100 at the beginning of the period. The graph further assumes the reinvestment of dividends.

  Please note that the stock price performance shown on the graph below is not necessarily indicative of future price performance.

                        [PERFORMANCE GRAPH APPEARS HERE]

                        INDEXED TOTAL SHAREHOLDER RETURN


                                        Base            Quarters Ended
                                       Period ----------------------------------
Company Name/Index                     Oct 97 Dec 97 Mar 98 Jun 98 Sep 98 Dec 98
------------------                     ------ ------ ------ ------ ------ ------
ICCMIC................................ 100.00 97.50  100.87  89.29 68.32   68.15
BBG REIT Mortgage Index............... 100.00 81.81   83.60  88.18 72.68   66.51
NASDAQ Composite Index................ 100.00 91.80  107.42 110.99 99.33  128.70

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships with the Manager

 General

  The Manager was incorporated on August 12, 1997. Prior to October 22, 1997, the Manager had no prior experience in managing or operating a REIT. The executive officers of the Manager collectively had significant experience in purchasing, financing, servicing and investing in mortgage loans, real estate and mortgage securities; however, prior to joining the Company they had not previously managed a REIT. The Manager is a wholly-owned subsidiary of Imperial Credit.

  The Company selected an outside advisor and in particular an advisor associated with Imperial Credit in order to efficiently and economically coordinate, assist and manage the duties and responsibilities of the Company. The Company believes that the Manager is well suited to (i) advise the Company with respect to contract negotiations and asset acquisitions, (ii) perform asset/liability modeling and management, (iii) obtain market information and
(iv) manage servicing systems and management information systems. In addition, the Company believes that the Manager is better equipped than the Company to manage human resources and facilities because the Manager and Imperial Credit together have substantial experience in these areas.

  The address of the Manager and the Company is 11601 Wilshire Blvd., Suite 2080, Los Angeles, California 90025, telephone (310) 231-1280.

 Directors and Executive Officers of the Manager

  The executive officers and directors of the Manager are as follows:

      Name             Age                   Company Position
      ----             ---                   ----------------
H. Wayne Snavely...... 57  Chairman of the Board of Directors
Kevin E. Villani...... 51  Vice Chairman of the Board of Directors
Mark S. Karlan........ 40  President and Chief Executive Officer, Director
Michael Meltzer....... 52  Chief Financial Officer and Treasurer
Norbert M. Seifert.... 43  General Counsel, Senior Vice President and Secretary

  Each of these persons also serves as a director and/or executive officer of the Company.

Management Agreement

  The Company entered into a Management Agreement, effective on October 22, 1997, the closing date of the Company's initial public offering (the "Closing Date"), with the Manager for an initial term expiring on the second anniversary of the Closing Date. Thereafter, successive extensions, each for a period of one year, may be made by agreement between the Company and the Manager, subject to the affirmative vote of a majority of the Independent Directors. The Company may terminate, or decline to renew, the Management Agreement without cause at any time after the initial two year term upon 60 days written notice by a majority vote of the Independent Directors. In that event, the Company is to pay the Manager a termination fee to be determined by independent appraisal. Such appraisal is to be conducted by a nationally-recognized appraisal firm mutually agreed upon by the Company and the Manager. If the Company and the Manager are unable to agree upon an appraisal firm, then each of the Company and the Manager is to choose an independent appraisal firm to conduct an appraisal. In such event, (i) if the appraisals prepared by the two appraisers so selected are the same or differ by an amount that does not exceed 20% of the higher of the two appraisals, the termination fee is to be deemed to be the average of the appraisals as prepared by each party's chosen appraiser, and (ii) if these two appraisals differ by more than 20% of such higher amount, the two appraisers together are to select a third appraisal firm to conduct an appraisal. If the two appraisers are unable to agree as to the identity of such third appraiser, either of the Manager or the Company may request that the American Arbitration Association ("AAA") select the third appraiser. The termination fee then is to be the amount determined by such third appraiser, but in no event less than the lower of the two initial appraisals or more than the higher of such two initial appraisals.

  In addition, the Company has the right at any time during the term of the Management Agreement to terminate the Management Agreement without the payment of any termination fee upon, among other things, a material breach by the Manager of any provision contained in the Management Agreement that remains uncured at the end of the applicable cure period (including the failure of the Manager to use reasonable efforts to comply with the Guidelines, as defined below).

  The Management Agreement was negotiated in conjunction with the Company's initial public offering among representatives of the underwriter, the Company and Imperial Credit and their legal representatives, and was approved by the Independent Directors. The Company's Bylaws provide that the Independent Directors shall determine at least annually that the compensation paid to the Manager is reasonable in relation to the nature and quality of the services performed by the Manager. The criteria used by the Independent Directors in determining the reasonableness of the Management Agreement as well as the annual compensation paid to the Manager include comparison of the terms of the Management Agreement with other similar advisory relationships in the marketplace and determination that the annual management fee is consistent with the range of management fees paid by other externally managed mortgage REITs.

  Pursuant to the provisions of the Management Agreement, the Manager at all times has been, is and will be subject to the supervision of the Board of Directors and has and will have only such functions and authority as the Company delegates to it. The Manager advises the Board of Directors as to the activities and operations of the Company. The Manager is responsible for the day-to-day operations of the Company pursuant to the authority granted to it by the Board of Directors under the Management Agreement, and the Manager performs (or causes to be performed) such services and activities relating to the assets and operations of the Company as is directed by the Board of Directors or as the Manager otherwise considers appropriate, including:

    (i) serving as the Company's consultant with respect to formulation of investment criteria and preparation of policy guidelines setting forth the general parameters for the Company's investments, borrowing and operations (the "Guidelines") by the Board of Directors;

    (ii) advising and representing the Company in connection with the acquisition and commitment to acquire assets, the sale and commitment to sell assets, and the maintenance and administration of its portfolio of assets;

    (iii) advising the Company regarding, and arranging for, (a) the issuance of CMOs collateralized by the Company's mortgage loans, (b) reverse repurchase agreements on the Company's CMBS interests, and (c) other borrowings, as appropriate;

    (iv) furnishing reports and statistical and economic research to the Company regarding the Company's activities and the services performed for the Company by the Manager;

    (v) monitoring and providing to the Board of Directors on an ongoing basis price information and other data obtained from dealers that maintain markets in assets identified by the Board of Directors from time to time, and providing data and advice to the Board of Directors in connection with the identification of such dealers;

    (vi) providing executive and administrative personnel, administering office space and office services required in rendering services to the Company; administering the day-to-day operations of the Company; and performing and supervising the performance of such other administrative functions necessary in the management of the Company, including the collection of revenues and the payment of the Company's debts and obligations and the maintenance of appropriate data processing and computer services to perform such administrative functions;

    (vii) communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

    (viii) to the extent not otherwise subject to an agreement executed by the Company, designating a servicer for mortgage loans sold to the Company and arranging for the monitoring and administering of such servicers;

    (ix) counseling the Company in connection with policy decisions to be made by the Board of Directors;

    (x) engaging in hedging activities on behalf of the Company which are consistent with the Company's status as a real estate investment trust ("REIT") and with the Guidelines;

    (xi) upon request by the Board of Directors and in accordance with the Guidelines, investing or reinvesting any money of the Company;

    (xii) counseling the Company regarding the maintenance of its exemption from the Investment Company Act of 1940, as amended, and monitoring compliance with the requirements for maintaining exemption from that Act;

    (xiii) counseling the Company regarding the maintenance of its status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and the income tax regulations promulgated thereunder (the "Treasury Regulations"); and

    (xiv) counseling the Company as to compliance with all applicable laws, including those that would require the Company to qualify to do business in particular jurisdictions.

  The Manager performs portfolio management services on behalf of the Company, pursuant to the Management Agreement, with respect to the Company's investments. Such services include, but are not limited to, consulting the Company on purchase, sale and other opportunities, collection of information and submission of reports pertaining to the Company's assets, interest rates, and general economic conditions, periodic review and evaluation of the performance of the Company's portfolio of assets, acting as liaison between the Company and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets, and other customary functions related to portfolio management. The Manager may enter into subcontracts with other parties, including Imperial Credit and its affiliates, to provide any such services to the Company.

  The Manager performs monitoring services on behalf of the Company pursuant to the Management Agreement with respect to loan servicing activities provided by third parties and with respect to the Company's special servicing rights. Such monitoring services include, but are not limited to, the following activities: negotiating special servicing agreements; acting as a liaison between the servicers of the mortgage loans and the Company; review of servicers' delinquency, foreclosures and other reports on mortgage loans; supervising claims filed under any mortgage insurance policies; and enforcing the obligation of any servicer to repurchase mortgage loans. The Manager may enter into subcontracts with other parties, including its affiliates, to provide any such services for the Manager.

 Limits of Responsibility

  Pursuant to the Management Agreement, the Manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of the Company's Board of Directors in following or declining to follow its advice or recommendations. The Manager, its directors and its officers are not liable to the Company, any subsidiary of the Company, the Independent Directors, the Company's stockholders or any subsidiary's stockholders for acts performed in accordance with and pursuant to the Management Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the Management Agreement. The Company has agreed to indemnify the

Manager, its directors and its officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of the Manager not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement.

  The Management Agreement does not limit or restrict the right of the Manager or any of its officers, directors, employees or Affiliates to engage in any business or to render services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, assets that meet the Company's policies and criteria, except that the Manager may not manage or advise another REIT or other entity that invests or intends to invest primarily in commercial and multifamily mortgage loans or subordinated CMBS interests.

 Management Fees

  The Manager is entitled to receive a base management fee calculated as a percentage of the Average Invested Assets of the Company for each calendar quarter and equal to 1% per annum of the first $1 billion of Average Invested Assets, 0.75% of the next $250 million of Average Invested Assets, and 0.50% of Average Invested Assets above $1.25 billion. The term "Average Invested Assets" for any period means the average of the aggregate book value of the assets of the Company, including the assets of all of its direct and indirect subsidiaries, before reserves for depreciation or bad debts or other similar noncash reserves, computed by taking the daily average of such values during such period. The Manager did not receive any management fee for the period prior to the initial public offering of the Company's Common Stock. The base management fee is intended to compensate the Manager, among other things, for its costs in providing management services to the Company. The Board of Directors may adjust the base management fee in the future if necessary to align the fee more closely with the costs of such services.

  The Manager is entitled to receive incentive compensation for each fiscal quarter in an amount equal to the product of (A) 25% of the dollar amount by which (1)(a) Funds From Operations of the Company (before the incentive fee) per share of Common Stock (based on the weighted average number of shares outstanding) plus (b) gains (or minus losses) from debt restructuring and sales of property per share of Common Stock (based on the weighted average number of shares outstanding), exceed (2) an amount equal to (a) the weighted average of the price per share at the initial offering and the prices per share at any secondary offerings by the Company multiplied by (b) the Ten Year U.S. Treasury Rate plus four percent per annum multiplied by (B) the weighted average number of shares of Common Stock outstanding during such quarter. "Funds From Operations" as defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") and as used in the calculation of the compensation that the Company is to pay to the Manager means net income (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net earnings, as an indication of the Company's performance or to cash flows as a measure of liquidity or ability to make distributions. As used in calculating the Manager's compensation, the term "Ten Year U.S. Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. If the Company determines in good faith that the Ten Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than twelve years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in U.S. government securities selected by the Company.

  The ability of the Company to generate Funds from Operations in excess of the Ten Year U.S. Treasury Rate, and of the Manager to earn the incentive compensation described in the preceding paragraph, is dependent upon the level and volatility of interest rates, the Company's ability to react to changes in interest rates and to utilize successfully the operating strategies described herein, and other factors, many of which are not within the Company's or the Manager's control.

  The Manager is expected to use the proceeds from its base management fee and incentive compensation in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are officers of the Company, will receive no cash compensation directly from the Company.

 Costs and Expenses

  The Company does not now employ, and does not expect to employ, full-time salaried personnel. Instead it relies on the facilities, personnel and resources of the Manager to conduct its operations. The Manager is reimbursed for (or charges the Company directly for) the Manager's costs and expenses in employing third-parties to perform due diligence tasks on assets purchased or considered for purchase by the Company. Expense reimbursement is made quarterly.

  The management fees are payable in arrears. The Manager's base and incentive fees and reimbursable costs and expenses are calculated by the Manager within 45 days after the end of each quarter, and such calculation is promptly delivered to the Company. The Company is obligated to pay such fees, costs and expenses within 60 days after the end of each fiscal quarter upon the Manager's delivery of the calculation of its fee. A base management fee of $940,000 and expenses and initial public offering costs of $989,000 were accrued and/or paid for the period ended December 31, 1997. A base management fee of $6,319,000 was accrued and/or paid for the year ended December 31, 1998. No incentive fees have been earned to date. The following table illustrates the management fees accrued and or paid for the year ended December 31, 1998 and the period ended December 31, 1997:

                                           Base fee   Incentive fee Total fee
                                          ----------  ------------- ----------
     Period ended December 31, 1997 ..... $  940,000      $ --      $  940,000
     Year ended December 31, 1998........  6,319,000        --       6,319,000

Other Relationships with Affiliates; Conflicts of Interest

  Imperial Credit and its affiliates, including its wholly-owned subsidiary, Southern Pacific Bank ("SPB"), expect to continue to originate mortgage loans and interests in commercial mortgage-backed securities ("CMBS interests"). SPB has entered into an agreement granting to the Company, as long as the Management Agreement is in effect, a right of first offer to purchase not less than $150 million annually of multifamily and commercial mortgage loans typical of those originated by SPB. Although not contractually committed to do so, the Company intends to continue to consider purchasing mortgage loans offered to it pursuant to the foregoing right of first offer, subject to compliance with the Guidelines and underwriting criteria as established and modified from time to time by the Company's Independent Directors.

  The Company has maintained a relationship with Imperial Credit and SPB in which the Company has been a ready, willing and able purchaser of not only mortgage loans, but other assets that may be sold from time to time by Imperial Credit and SPB. Although no binding commitment exists on the part of Imperial Credit, SPB or the Company regarding the sale and purchase of such assets, the Company may be able to purchase such assets from Imperial Credit and SPB at prices and on terms meeting the Company's investment criteria. Imperial Credit and SPB may offer to sell assets to the Company on terms and at prices that, in the aggregate, will be fair to both parties, subject to compliance with the Guidelines, but there can be no assurances that Imperial Credit and SPB will offer to sell assets to the Company on such terms and for such prices. In deciding whether to acquire any such asset, the Manager may consider, among other factors, whether acquisition of the asset will enhance the Company's ability to achieve or exceed the Company's risk adjusted target rate of return established for that period by the Company's Board of Directors, whether the asset otherwise is well-suited for the Company and whether the Company is financially able to take advantage of the investment opportunity. If an asset that otherwise meets all of the Company's criteria for asset acquisition is being offered to the Company at a price that is greater, or on terms that are less favorable, than would be required by third parties for similar assets in bona fide arm's length transactions, the Manager would be expected to recommend that the Company decline to acquire that asset at the quoted price and terms, notwithstanding the relationship among the Company, Imperial Credit and SPB.

  The Company, on the one hand, and Imperial Credit and its affiliates, on the other, may enter into transactions, some of which may give rise to conflicts of interest. Moreover, three of the members of the Board and all of the Company's officers also are employed by the Manager or its affiliates. The transactions between the Company, on the one hand, and Imperial Credit and its affiliates, on the other, are and will continue to be governed by the Guidelines that have been approved by a majority of the Independent Directors. The Guidelines establish general parameters for the Company's investments, borrowings and operations, including quantitative and qualitative limitations on the Company's assets that may be acquired. The Guidelines assist and instruct the Manager generally, and establish restrictions applicable to transactions with Imperial Credit and its affiliates. The Independent Directors unanimously approved the acquisition of the investments acquired by the Company from Imperial Credit and SPB at the time of the Company's initial public offering. Subsequent to the acquisition of those investments, the Manager has entered into transactions on behalf of the Company with Imperial Credit and its affiliates based upon the Guidelines approved by the Independent Directors. Such transactions are reviewed on a quarterly basis to insure compliance with the Guidelines.

  Although the Independent Directors review the Guidelines periodically and monitor compliance with those Guidelines, in conducting this review the Independent Directors rely and likely will continue to rely primarily on information provided to them by the Manager. The Manager has obtained and may obtain in the future the prices paid by unrelated third parties for similar mortgage loans and CMBS interests in arm's length purchases and sales (if available) or brokers' opinions as to the market price for mortgage loans and CMBS interests (if the prices paid by bona fide third parties are not available and such price opinions are available), and appraisals for distressed real properties purchased from Imperial Credit or its affiliates, but the Independent Directors have relied and are likely to continue to rely substantially on information and analysis provided by the Manager to evaluate the Company's Guidelines, compliance therewith and other matters relating to the Company's investments. Moreover, broker price opinions and appraisals are not always reliable indicators of the value of assets. In particular, broker price opinions may be obtained from the underwriter or placement agent of the CMBS, who may have an incentive to overstate the value of the CMBS. Moreover, the market for unregistered CMBS is illiquid, and therefore accurate prices are difficult to estimate.

  The Company has acquired assets from Imperial Credit and its affiliates, and may continue to do so in the future. Any such acquisitions will be in accordance with the Guidelines. The terms of a particular transaction, however, will not be approved in advance by the Company's Independent Directors in all cases. The Independent Directors review any such transactions quarterly to insure compliance with the Guidelines, but in doing so they, by necessity, rely and likely will continue to rely primarily on information and analysis provided to them by the Manager. While it is envisioned that the Independent Directors will review such transactions after the fact, it is possible that the Manager might request approval in advance if a particular transaction is perceived as exceptionally significant to the Company or as presenting unusual risks. Management believes that the terms on which assets have been acquired by the Company from Imperial Credit and its affiliates are as favorable as could have been obtained from unrelated third parties.

  If the Independent Directors determine in their periodic review of transactions that a particular transaction does not comply with the Guidelines, then the Independent Directors will consider what corrective action, if any, can be taken. If the transaction is one with Imperial Credit or an affiliate, and if the Independent Directors so direct, the Manager shall use its best reasonable efforts to cause Imperial Credit or the relevant affiliate to repurchase the asset at the purchase price paid by the Company. Moreover, if transactions are consummated that materially deviate from the Guidelines, then the Independent Directors have the option, under the terms of the Management Agreement, to terminate the Manager.

  The Management Agreement prohibits the Manager from managing or advising any REIT or other entity that invests or intends to invest primarily in commercial and multifamily mortgage loans or subordinated CMBS interests, but it does not limit or restrict the right of the Manager to engage in any business or rendering services to REITs that compete in certain respects with the Company. While the Manager has not provided, and is unlikely in the near future to provide, any services to other REITs, the types of services that could be provided would include the rendering of advice in connection with the acquisition or commitment to acquire or sell real property, consultation regarding formulation of investment criteria, the furnishing of reports and research regarding such REIT's activities and other advisory services similar to those provided to the Company.

  Imperial Credit purchased 2,970,000 shares of Common Stock on the Closing Date at a price equal to the initial public offering price, net of any underwriting discounts or commissions. On December 11, 1997, Imperial Credit purchased an additional 100,000 shares of Common Stock in an open market transaction. These purchases and the Company's subsequent repurchase of 6,000,000 shares of its Common Stock have resulted in Imperial Credit's ownership of 10.8% of the total shares of Common Stock of the Company. The Manager also has received stock options pursuant to the Company's Stock Option Plan as explained below. Imperial Credit has advised the Company that Imperial Credit is obligated to retain its shares of Common Stock of the Company for at least two years after the Company's initial public offering as a result of a lock-up agreement entered into by Imperial Credit and Friedman, Billings, Ramsey & Co., Inc., the lead underwriter, but may dispose of its shares any time thereafter. Notwithstanding the foregoing, if the Company terminates the Management Agreement, Imperial Credit may dispose of its shares at that time.

  On October 16, 1997, the Company granted a non-qualified Option for 1,691,250 shares of Common Stock to the Manager pursuant to the 1997 Stock Option Plan. The Option is immediately vested, but generally is first exercisable in equal installments of 563,750 on October 16, 1998, October 16, 1999 and October 16, 2000. The Option has an exercise price of $15.00 per share and expires on October 16, 2007.

  The market in which the Company acquires assets has been characterized by rapid evolution of products and services and, thus, there may in the future be relationships between the Company, the Manager, and affiliates of the Manager in addition to those described herein.

 Mortgage Loans and Asset-Backed Security Purchases

  During 1998, the Company purchased 480 multifamily and commercial mortgage loans from SPB for a price of approximately $194 million. The mortgage loans acquired had an aggregate principal balance of approximately $190 million and have original terms to maturity of not more than 360 months. Each mortgage loan is secured by a first lien mortgage or deed of trust on multifamily, retail, office, industrial, mobile home, mixed use (including mixed commercial uses and mixed commercial and residential uses) or other commercial real property. SPB performs the primary servicing of these and other SPB originated mortgage loans on behalf of and at the direction of the Company.

  Also during 1998, the Company purchased from Imperial Credit's affiliate, Franchise Mortgage Acceptance Company ("FMAC"), 95 mortgage loans (which FMAC had originated) substantially at par for approximately $95 million. During 1998, FMAC reacquired from the Company 42 of these mortgage loans with a remaining principal balance of approximately $46 million pursuant to a contractual call right created at the time of purchase and resulting in a gain to the Company of $818,000. The Company also acquired during 1998 from FMAC certain asset-backed securities for approximately $6 million. These securities are backed by mortgage loans originated or acquired by FMAC.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of April 1, 1999 by (1) each person known to the Company to beneficially own more than five percent of the Company's Common Stock, (2) each Director, (3) the Company's executive officers, and (4) all Directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                                   Percentage of
                                                                      Shares
                                                 Number of Shares  Beneficially
        Name of Beneficial Owner                Beneficially Owned   Owned(1)
        ------------------------                ------------------ -------------
   Imperial Credit Industries, Inc.(2).........     3,633,750          12.50%
   Merrill Lynch Asset Management(3)...........     3,265,897          11.46%
   H. Wayne Snavely(4).........................       229,619             *
   Kevin E. Villani(4).........................       162,934             *
   Mark S. Karlan(5)...........................       202,500             *
   Patric H. Hendershott(6)....................        10,000             *
   Joseph A. Jaconi, Jr.(6)....................        25,000             *
   Louis H. Masotti(6).........................        11,000             *
   Kenneth A. Munkacy(6).......................        13,600             *
   Michael Meltzer(7)..........................        15,783             *
   Norbert M. Seifert(8).......................        80,000             *
   Daniel J. Occelli(9)........................        13,000             *
   All directors and executive officers as
    a group (10 persons).......................       763,436           2.64%

--------
*less than 1%

(1) Based on 28,500,000 shares of Common Stock issued and outstanding, as of the date of this Proxy Statement.

(2) Imperial Credit Industries, Inc.'s address is 23550 Hawthorne Blvd., Bldg. #1, Suite 240, Torrance, CA 90505. Includes 563,750 shares that may be acquired by the Manager, a wholly-owned subsidiary of Imperial Credit, upon exercise of stock options currently exercisable.

(3) According to a Schedule 13G, dated February 4, 1999, Merrill Lynch & Co., Inc. ("ML"), on behalf of Merrill Lynch Asset Management Group ("MLAM"), has shared voting and dispositive power over such shares but disclaims beneficial ownership pursuant to Section 13d-4 of the Exchange Act of 1934. Merrill Lynch Global Allocation Fund, Inc. ("MLG") has shared voting and dispositive power and beneficial ownership with respect to 3,042,500 of such shares. The address of ML on behalf of MLAM is World Financial Center, North Tower, 250 Vesey Street, New York, NY, 10381. The address of MLG is 800 Scudders Mill Road, Plainsboro, NJ 08536.

(4) Includes 86,250 shares that may be acquired upon exercise of stock options currently exercisable.

(5) Includes 172,500 shares that may be acquired upon exercise of stock options currently exercisable.

(6) Includes 10,000 shares that may be acquired upon exercise of stock options currently exercisable.

(7) Includes 850 shares held by Mr. Meltzer's spouse for which he disclaims beneficial ownership. Includes 13,333 shares that may be acquired upon exercise of stock options currently exercisable.

(8) Includes 43,000 shares held jointly by Mr. Seifert and his spouse, 5,800 shares held in the name of their children, for which the parents have voting and investment power, and 8,200 held by Mr. Seifert individually. Includes 23,000 shares that may be acquired upon exercise of stock options currently exercisable.

(9) Includes 11,500 shares that may be acquired upon exercise of stock options currently exercisable. Mr. Occelli is no longer affiliated with the Company.

                                PROPOSAL NO. 2

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors of the Company has selected and appointed KPMG LLP to act as the Company's independent accountants for the year ending December 31, 1999. In recognition of the important role of the independent accountants, the Board of Directors has determined that its selection of such accountants should be submitted to the stockholders for review and ratification on an annual basis.

  KPMG LLP has audited the financial statements of the Company since its inception. Management is satisfied with its performance to date.

  The affirmative vote of a majority of the shares voting on this proposal is required for its adoption. In view of the difficulty and the expense involved in changing independent accountants on short notice, if the proposal is not approved, it is contemplated that the appointment for 1999 may be permitted to stand, unless the Board of Directors finds other compelling reasons for making a change. Disapproval of this Proposal will be considered as advice to the Board of Directors to select other independent accountants for the following year. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

                            STOCKHOLDERS' PROPOSALS

  Stockholders' proposals intended to be presented at the Company's next Annual Meeting of Stockholders to be held in 2000 must be received at the Company's principal executive offices no later than January 20, 2000, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. In the case of stockholder proposals that are not included in the Company's proxy material, the Company may generally exercise discretionary voting authority, conferred by proxies, at its 2000 Annual Meeting with respect to any such proposal that is not timely submitted (i.e., of which the Company did not receive notice during the period from March 20, 2000 through April 19, 2000, specified by the Company's Bylaws for notice to the Company of such proposals).

                                OTHER BUSINESS

  The Board of Directors knows of no other matter to be acted upon at the meeting. However, if any other matter shall properly come before the meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have discretionary authority to vote all proxies in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Norbert M. Seifert

                                          Norbert M. Seifert, Secretary

Dated: May 19, 1999
Los Angeles, California

--------------------------------------------------------------------------------
PROXY
         This Proxy is Solicited on Behalf of the Board of Directors of Imperial Credit Commercial Mortgage Investment Corp.

           Proxy for Annual Meeting of Stockholders on June 18, 1999

          11601 Wilshire Boulevard, Suite 2080, Los Angeles, CA 90025

  The undersigned hereby appoints Mark S. Karlan and Norbert M. Seifert or either of them, each with full power of substitution, as proxies of the undersigned to attend the Annual Meeting of Stockholders of Imperial Credit Commercial Mortgage Investment Corp. at the Marriott Hotel, located at 3635 Fashion Way, Torrance, California 90503, on Friday, the 18th day of June, 1999, at 10:00 A.M. Pacific Daylight Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth herein.

  This proxy, when properly executed, shall be voted in accordance with such instructions as may be given on this proxy card. If no direction is made, this Proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR the ratification of the appointment of KPMG LLP as the Company's independent accountants for the year ending December 31, 1999 in Proposal 2 and in the discretion of the proxy holders in Proposal 3.


[X] Please mark votes as in this example.
    The Board of Directors recommends a vote FOR each of the nominees and
                                             ---
    FOR the other proposals.
    ---

  1. Election of Directors
     [_]  FOR all nominees listed below [_]  WITHHOLD AUTHORITY to vote for all
          ---
          nominees listed below  [_] * EXCEPTIONS

     NOMINEES:     Patric H. Hendershott     Joseph A. Jaconi, Jr.      Mark S. Karlan

     Louis H. Masotti   Kenneth A. Munkacy   H. Wayne Snavely   Kevin E. Villani

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "EXCEPTIONS" box and write that nominee's name in the space provided below.)

* EXCEPTIONS ___________________________________________________________________

                   Continued and to be signed on reverse side
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  2. To ratify the appointment of KPMG LLP as independent accountants for the year ending December 31, 1999.
                     [_] FOR    [_] AGAINST     [_] ABSTAIN

  3. In their discretion, upon all other matters as may properly come before the meeting.

--------------------------------------------------------------------------------
MARK HERE [_] IF YOU PLAN TO ATTEND MEETING MARK HERE [_] FOR ADDRESS CHANGE AND NOTE AT LEFT

                                                 Note: Please sign
                                                 exactly as name
                                                 appears. When shares
                                                 are held by joint
                                                 owners both should
                                                 sign. Trustees,
                                                 executors, etc.
                                                 should indicate
                                                 capacity in which
                                                 they are signing. If
                                                 a corporation, please
                                                 sign in full
                                                 corporate name by
                                                 president or other
                                                 authorized officer.
                                                 If a partnership,
                                                 please sign in
                                                 partnership name by
                                                 an authorized person.

                                                 Date: ________________
                                                 ______________________
                                                       Signature

                                                 Date: ________________
                                                 ______________________
                                                       Signature

                                                 PLEASE MARK, SIGN,
                                                 DATE AND RETURN THE
                                                 PROXY PROMPTLY USING
                                                 THE ENCLOSED
                                                 ENVELOPE.

--------------------------------------------------------------------------------